NOVEN ANNOUNCES 2008 SECOND QUARTER FINANCIAL RESULTS

Noven Reports Quarterly EPS of $0.18, Adjusted EPS of $0.23
Quarterly Net Income at Novogyne Joint Venture Increases 34% to $25.4 Million

Miami, FL, August 6, 2008 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the second quarter and first half of 2008. Noven reported net income of $4.5 million or $0.18 diluted earnings per share for the quarter ended June 30, 2008, including a charge of $1.7 million (discussed below) relating to a previously disclosed voluntary product recall initiated during the quarter. Excluding this charge and related tax effects, Noven would have reported net income of $5.6 million or $0.23 diluted earnings per share for the second quarter of 2008.

Financial & Business Highlights
Novogyne & Vivelle-Dot®. At Novogyne Pharmaceuticals, Noven’s joint venture with Novartis Pharmaceuticals Corporation, net income for the second quarter of 2008 increased 34%, and net revenues increased 21%, compared to the second quarter of 2007. Total prescriptions for Vivelle-Dot®, Novogyne’s lead product, increased 6% in the second quarter of 2008 compared to the same quarter in 2007, while total prescriptions in the overall U.S. hormone therapy market decreased 6% for the same period.

Daytrana®. Sales of Daytrana® by Shire Limited in the 2008 second quarter were sufficient to trigger the third and final $25 million sales milestone due to Noven. In addition, together with Shire, Noven believes the definitive root cause of the peel force issue affecting Daytrana has been identified, and testing of solutions expected to address the issue is ongoing.

Stavzor™. On July 29, 2008, the FDA granted final approval of Noven’s Stavzor™ product (valproic acid delayed release capsules). The product will be marketed and sold by Noven Therapeutics, Noven’s specialty pharmaceutical subsidiary, and is expected to be available in pharmacies in the second half of August 2008.

Organizational Initiatives. Since June 2008, Noven has added three highly experienced pharmaceutical industry veterans to lead the critical functions of marketing and sales, transdermal research and development, and clinical, regulatory and medical affairs. With the participation of these new executives, Noven is continuing its review of all areas of spending and investment to assure that they advance the interests of shareholders.

CEO Comment
“The 2008 second quarter included another strong financial performance by Novogyne, as well as continued operational improvement in other areas of our business,” said Peter Brandt, Noven’s President and Chief Executive Officer. “At Novogyne, net income increased 34% over the same quarter last year, Vivelle-Dot total prescriptions and market share continued to increase, and we believe there is opportunity for continued significant growth in this business. At Noven Therapeutics, we are well prepared for the August launch of Stavzor, which received final FDA approval just last week. At Noven Transdermals, we believe, together with Shire, that we have identified the definitive root cause of the peel force issue affecting Daytrana, and we are testing solutions that we believe will address the issue. Daytrana continues to bring important benefits to patients with ADHD, and sales of the product by Shire in the second quarter triggered the third and final $25 million milestone to Noven,” said Brandt. “In addition, across key functions within the company – including research and development, sales and marketing, and clinical and regulatory – we have added new senior executives with substantial industry experience that should help us successfully execute our growth strategy.”

Financial Results
Noven’s financial results for the second quarter and first six months of 2008 included the results of operations of Noven Therapeutics (formerly JDS Pharmaceuticals, LLC), a specialty pharmaceutical company acquired by Noven in August 2007. The second quarter and first half of 2008 also included charges of $1.7 million and $1.95 million, respectively, representing reimbursement due to Shire in connection with the voluntary recall of two lots of Daytrana product initiated in 2008 (the “Daytrana Charge”).

Second Quarter Results
Including the impact of the Daytrana Charge, for the second quarter of 2008, Noven reported net income of $4.5 million ($0.18 diluted earnings per share), compared to $7.6 million ($0.30 diluted earnings per share) for the quarter ended June 30, 2007. Excluding the Daytrana Charge and the related tax effects, net income for the 2008 second quarter would have been $5.6 million ($0.23 diluted earnings per share). A reconciliation of net income and earnings per share on a GAAP basis to net income and earnings per share as adjusted to reflect the excluded items is attached to this press release.

Noven’s net revenues in the 2008 second quarter were $24.6 million, a 31% increase over the second quarter of 2007. This increase reflects the addition of $6.6 million in Pexeva® and Lithobid® product sales through Noven Therapeutics, as well as increased license and contract revenues, primarily due to amortization of deferred revenue from additional Daytrana sales milestones received in 2007.

Gross margin, as a percentage of total net product revenues, was 35% in the 2008 second quarter compared to 38% in the same quarter last year. Gross margin in the second quarter of 2008 was adversely affected by increased quality assurance activities and expenses, primarily related to Daytrana production, which offset the favorable impact of higher gross margins on Noven Therapeutics’ products.

Research and development expenses in the 2008 second quarter, at $3.3 million, were largely unchanged from the second quarter of 2007. Selling and marketing expenses increased to $5.3 million from $0.2 million in the 2007 second quarter due to the addition of the Noven Therapeutics marketing and sales infrastructure supporting Pexeva, Lithobid and Stavzor (approved by the FDA in July 2008). General and administrative expenses increased $3.4 million, or 62%, due primarily to the Daytrana Charge and the addition of Noven Therapeutics.
Noven recognized $12.4 million in earnings from Novogyne in the 2008 second quarter, an increase of 35% compared to the $9.2 million recognized in the same quarter last year.

Novogyne’s net income for the second quarter of 2008 increased 34% to $25.4 million, compared to $18.9 million in the 2007 second quarter. Novogyne’s net revenues for the 2008 second quarter increased 21% to $43.8 million. Novogyne’s gross margin for the second quarter of 2008 increased slightly to 80%, and its selling, general and administrative expenses were largely unchanged at $9.8 million.

First Half Results
Including the impact of the Daytrana Charge, Noven reported net income of $7.1 million ($0.29 diluted earnings per share) for the first six months of 2008, compared to $12.6 million ($0.50 diluted earnings per share) reported for the first six months of 2007. Excluding the Daytrana Charge and the related tax effects, Noven would have reported net income for the first six months of 2008 of $8.3 million ($0.34 diluted earnings per share).

Noven’s net revenues for the first six months of 2008 were $46.1 million, a 21% increase over the same period last year. This increase reflects the addition of $12.3 million in Pexeva and Lithobid product sales, as well as increased license and contract revenues, primarily due to amortization of deferred revenue from additional Daytrana sales milestones received in 2007.

Gross margin, as a percentage of total net product revenues, was 33% in the first six months of 2008 compared to 41% in the same period in 2007. Gross margin in the first half of 2008 was adversely affected by inventory write-offs and costs associated with the equipment failure in transdermal manufacturing described above, as well as increased quality assurance activities and expenses, primarily related to Daytrana production, both of which offset the favorable impact of higher gross margins on Noven Therapeutics’ products.

Research and development expenses were largely unchanged at $6.6 million for the first half of 2008. Selling and marketing expenses increased to $10.2 million from $0.5 million in the first six months of 2007 due to the addition of Noven Therapeutics. General and administrative expenses increased 49% to $15.9 million, primarily due to the Daytrana Charge and the addition of Noven Therapeutics.

Noven recognized $20.7 million in earnings from Novogyne in the first half of 2008, an increase of 47% from the $14.1 million recognized in the first half of last year.

Novogyne’s net income for the first six months of 2008 was $48.3 million, a 37% increase from the $35.2 million reported in the same period last year. Novogyne’s net revenues for the first six months of 2008 increased 20% to $83.3 million. Novogyne’s gross margin for the first six months of 2008 increased slightly to 80%, and its selling, general and administrative expenses decreased 5% to $18.8 million.

Noven Balance Sheet
At June 30, 2008, Noven had $35.4 million in cash and cash equivalents and $17.5 million in investments in auction rate securities (“ARS”), representing an aggregate $52.9 million in cash, cash equivalents and investments in ARS. This compares with $14.0 million in cash and cash equivalents and $54.4 million in investments in ARS at December 31, 2007, representing an aggregate $68.4 million in cash, cash equivalents and investments in ARS. In July 2008, Noven established a $15.0 million revolving credit facility. As of the date of this press release, no amounts had been borrowed pursuant to the credit facility.

Noven’s investments in ARS at June 30, 2008 had a fair value of $17.5 million and all were classified as non-current on Noven’s balance sheet following failed auctions occurring since February 2008. Noven’s ARS are collateralized primarily by tax-exempt municipal bonds, and to a lesser extent, guaranteed student loans. Noven does not hold any ARS collateralized by mortgages or collateralized debt obligations. Noven believes its ARS are of high credit quality, as nearly 80% carry an AAA or AA credit rating, and all are considered investment grade securities. Noven had recorded a temporary change in fair value of $0.5 million relating to its investments in ARS in the first quarter of 2008; no additional change in fair value was required in the 2008 second quarter.

In early August 2008, Noven was advised that Shire’s net sales of Daytrana had triggered the third and final $25 million milestone due to Noven. Under Noven’s agreement with Shire, the $25 million milestone is due to be paid in the third quarter of 2008. As with prior Daytrana sales milestones, Noven expects to defer recognition of the latest sales milestone and recognize it as license revenue over time.

Non-GAAP Financial Information
Under accounting principles generally accepted in the U.S. (“GAAP”), “net income” and “diluted earnings per share” include all charges for the periods reported.  In addition to results determined in accordance with GAAP, in this press release Noven has provided net income and diluted earnings per share for the 2008 periods presented excluding the Daytrana Charge.  Noven believes that comparing Noven’s period-to-period financial results without giving effect to the Daytrana Charge may be helpful to investors to permit them to compare Noven’s period-to-period financial results on a more uniform basis.  For the same reasons, management uses these non-GAAP financial measures to evaluate Noven’s current performance against its historical performance and to plan its future business activities.  These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance.  Adjusted net income and adjusted diluted earnings per share are limited by the fact that companies may not necessarily compute them in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

Conference Call
A conference call with management relating to Noven’s financial results will be webcast live at www.noven.com beginning at 11:00 a.m. Eastern time this morning, August 6. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay will be available beginning August 6 through August 8 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 286 and conference ID number 290903. The conference call is expected to contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the research, development, manufacture, marketing and sale of prescription pharmaceutical products. Noven’s business and operations are focused in three principal areas – transdermal drug delivery, the Novogyne joint venture, and Noven Therapeutics, Noven’s specialty pharmaceutical unit.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Noven’s control. By category and not necessarily listed in order of priority, these risks and uncertainties include: Regulatory Matters - the risk that Noven’s response to the FDA warning letter that Noven received in January 2008 may not be acceptable to the FDA or adequately address the FDA’s concerns, and in such case, the risk that the FDA may take regulatory action against Noven, which may include fines, product seizures or recalls, injunctions, suspension of production and/or the withdrawal of product approval; and the likelihood that any fine or product recall, injunction, seizure, suspension of production and/or withdrawal of product approval would have a material adverse effect on Noven, including the loss of product sales, potentially significant costs associated therewith and the potential for litigation related to this matter; Daytrana - the risk that Noven’s assessment of the root cause of the Daytrana tight release issue may prove inaccurate or incomplete; the risk that the solutions currently in testing to address the Daytrana tight release issue may be costly, require regulatory approval and take time to implement and the possibility that such solutions ultimately do not resolve the issue; the risk that Daytrana could be adversely affected by a number of factors, including: (i) if Noven is unable to adequately resolve the Daytrana-related issues raised by the FDA in the warning letter and August 2007 Form 483, (ii) new market entrants, including from other ADHD products marketed or under development by Shire, (iii) raw material supply interruptions and/or the inability to obtain the active ingredient methylphenidate, and (iv) delays or inability to obtain necessary DEA methylphenidate procurement quota; the risk that any adverse effect to the market for Daytrana due to the foregoing or other factors could adversely affect Noven’s results of operations and/or its financial position; Noven’s Pipeline - uncertainties as to the cost, timing and success of ongoing and planned clinical trials, including with respect to Mesafem, and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approval of products, including timing; the possibility that product launches may be delayed; the risk that any expected period of exclusivity for a new product may not be realized; unexpected adverse events or side effects or inadequate efficacy of a product that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims of approved products; the difficulty of predicting acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the risk that product acceptance may be less than anticipated as well as risks related to compliance with extensive, costly, complex and evolving governmental regulations and restrictions, and reimbursement policies of government and private health insurers and others; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; the impact of competitive responses to Noven’s sales, marketing and strategic efforts, and the risk that Noven’s development partners may have priorities that are different from or conflict with those of Noven, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development program; Liquidity – liquidity and investment risks related to Noven’s auction rate securities, including the risk that Noven’s liquidity will be adversely affected to the extent that auctions for its auction rate securities experience further failures and the risk that Noven would be required to record an additional impairment charge if Noven determines that it is necessary to lower the carrying value of its auction rate securities to reflect the prevailing fair market value; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch® product; and risks and uncertainties related to the fact that Vivelle-Dot comprises a substantial majority of Novogyne’s aggregate total prescriptions. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Noven Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Operations Data:
(amounts in thousands, except per	Three Months Ended		Six Months Ended
share) (unaudited)	June 30,		June 30,

	2008	2007	2008	2007

Revenues:
Product revenues – Novogyne:
Product sales, net	$5,553	$4,804	$7,984	$10,173
Royalties	2,349	1,899	4,529	3,664

Total net product revenues — Novogyne	7,902	6,703	12,513	13,837
Product revenues, net – third parties	11,641	8,359	23,226	16,831

Total net product revenues	19,543	15,062	35,739	30,668
License and contract revenues	5,060	3,777	10,346	7,486

Total net revenues	24,603	18,839	46,085	38,154
Costs and Expenses:
Cost of products sold – Novogyne	3,463	3,285	6,789	6,244
Cost of products sold – third parties	9,320	6,029	17,303	11,997

Total cost of products sold	12,783	9,314	24,092	18,241
Research and development	3,293	3,185	6,612	6,651
Selling and marketing	5,336	221	10,159	461
General and administrative	8,906	5,488	15,928	10,669

Total costs and expenses	30,318	18,208	56,791	36,022

Income (loss) from operations	(5,715)	631	(10,706)	2,132
Equity in earnings of Novogyne	12,429	9,174	20,696	14,077
Interest income, net	500	1,813	1,122	3,445

Income before income taxes	7,214	11,618	11,112	19,654
Provision for income taxes	2,704	4,042	4,010	7,042

Net income	$4,510	$7,576	$7,102	$12,612

Basic earnings per share	$0.18	$0.31	$0.29	$0.51

Diluted earnings per share	$0.18	$0.30	$0.29	$0.50

Weighted average number of common shares outstanding:
Basic	24,603	24,832	24,582	24,785

Diluted	24,754	25,379	24,710	25,381

	As of
Consolidated Balance Sheet Data:	June 30,	December 31,
(amounts in thousands) (unaudited)	2008	2007
Cash and cash equivalents	$35,405	$13,973
Milestone payment receivable — Shire	25,000	—
Investments in auction rate securities	17,510	54,400
Investment in Novogyne	25,959	24,310
Total assets	303,597	286,698
Deferred license and contract revenues	121,243	105,244
Stockholders’ equity	143,236	134,294

Novogyne Pharmaceuticals (a/k/a Vivelle Ventures LLC)

Condensed Statements of Operations Data:	Three Months Ended		Six Months Ended
(amounts in thousands) (unaudited):	June 30,		June 30,
	2008	2007	2008	2007
Net revenues	$43,767	$36,138	$83,293	$69,218
Cost of sales	8,788	7,795	16,596	14,842
Selling, general and administrative expenses	9,798	9,579	18,810	19,712

Income from operations	25,181	18,764	47,887	34,664
Interest income	174	165	441	497

Net income	$25,355	$18,929	$48,328	$35,161

Noven’s equity in earnings of Novogyne	$12,429	$9,174	$20,696	$14,077

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations
Data: (amounts in thousands,	Three Months Ended			Six Months Ended
except per share) (unaudited)	June 30, 2008			June 30, 2008

	Non-			Non-
	GAAP[1]	Adjustments	GAAP[2]	GAAP[1]	Adjustments	GAAP[2]

Net revenues	$24,603		$24,603	$46,255	$(170)	$46,085
Expenses:
Cost of products sold	12,783		12,783	24,009	83	24,092
Total expenses	15,838	1,697	17,535	31,002	1,697	32,699

Income (loss) from operations	(4,018)	(1,697)	(5,715)	(8,756)	(1,950)	(10,706)
Equity in earnings of Novogyne	12,429		12,429	20,696		20,696
Interest income, net	500		500	1,122		1,122

Income (loss) before income taxes	8,911	(1,697)	7,214	13,062	(1,950)	11,112
Provision (benefit) for income taxes	3,340	(636)	2,704	4,714	(704)	4,010

Net income (loss)	$5,571	$(1,061)	$4,510	$8,348	$(1,246)	$7,102

Basic earnings (loss) per share	$0.23	$(0.05)	$0.18	$0.34	$(0.05)	$0.29

Diluted earnings (loss) per share	$0.23	$(0.05)	$0.18	$0.34	$(0.05)	$0.29

Weighted average number of common shares outstanding:
Basic	24,603		24,603	24,582		24,582

Diluted	24,754		24,754	24,710		24,710

(1)	Non-GAAP amounts for the three and six months ended June 30, 2008 exclude amounts associated with the voluntary recall of two lots of Daytrana product by Shire (the Daytrana Charge).

(2)	Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).